Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-223429) pertaining to the 2017 Equity Incentive Plan and 2017 Employee Stock Purchase Plan of Forescout Technologies Inc., and

(2)
Registration Statement (Form S-8 No. 333-221193) pertaining to the 2017 Equity Incentive Plan, 2017 Employee Stock Purchase Plan and 2000 Stock Option and Incentive Plan of Forescout Technologies Inc.;

of our reports dated March 1, 2019, with respect to the consolidated financial statements of Forescout Technologies, Inc and the effectiveness of internal control over financial reporting of Forescout Technologies, Inc, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
San Francisco, California
March 1, 2019